                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14-A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Filed by the registrant        [X]
Filed by a party other than the registrant        [ ]

Check the appropriate box:
[ ]      Preliminary proxy statement
[ ]      Confidential, for Use of the Commission Only (as permitted by
         Rule 14-a-6(e)(2))
[x]      Definitive proxy statement
[ ]      Definitive additional materials
[ ]      Soliciting material pursuant to Section 240. 14-a-11(c) or Section
         240. 14-a-12



                          CREDIT ACCEPTANCE CORPORATION
                (Name of registrant as specified in its charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14-a-6(i)(4) and
         0-11.
         (1) Title of each class of securities to which transaction applies:____________________________
         (2) Aggregate number of securities to which transaction applies:____________________________
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which the filing fee is calculated and state how it was determined):________________________
         (4) Proposed maximum aggregate value of transaction: _________________
         (5) Total fee paid:_____________________
[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid: ____________________________________
         (2) Form, schedule or registration statement no.:_______________
         (3) Filing party:_______________________________________________
         (4) Date filed:_________________________________________________

                                  [CAC LOGO]
                        CREDIT ACCEPTANCE CORPORATION
                         25505 West Twelve Mile Road
                                   Suite 3000
                        Southfield, Michigan  48034-8339


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           to be held May 18, 1998

                           -----------------------


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Credit Acceptance Corporation, a Michigan corporation, will be held at 400 Renaissance Center, 23rd Floor, Detroit, Michigan 48243, on Monday, May 18, 1998, at 9:00 a.m., local time, for the following purposes.

      1. To elect five directors to serve until the 1999 Annual Meeting of Shareholders; and

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record on April 6, 1998 will be entitled to notice of and to vote at this meeting. You are invited to attend the meeting.
 Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed Proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The Proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                By Order of the Board of Directors,

                                Donald A. Foss
                                Chairman, President and Chief Executive Officer


 Southfield, Michigan
 April 15, 1998

                                  [CAC LOGO]

                         CREDIT ACCEPTANCE CORPORATION

                                PROXY STATEMENT

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 18, 1998

                        -----------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Credit Acceptance Corporation, a Michigan corporation (the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held on Monday, May 18, 1998, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. This Proxy Statement and the enclosed form of Proxy were first sent or given to security holders on April 15, 1998.

     Only shareholders of record at the close of business on April 6, 1998 (the "Record Date") will be entitled to vote at the meeting or any adjournment thereof. Each holder of the 46,113,115 issued and outstanding shares of the Company's common stock (the "Common Stock") on the Record Date is entitled to one vote per share. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

     A proxy may be revoked at any time before it is exercised by giving a written notice to the Secretary of the Company bearing a later date than the proxy, by submitting a later-dated proxy or by voting the shares represented by the proxy in person at the Annual Meeting. Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made. If no specifications are made, such shares will be voted for the election of directors as proposed in this Proxy Statement. The Board of Directors does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of such proxy holders to vote the proxy in accordance with their best judgment.

     The expenses of soliciting proxies will be paid by the Company. In addition to solicitation by mail, the officers and employees of the Company, who will receive no extra compensation therefor, may solicit proxies personally or by telephone. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy material to principals.


                           COMMON STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of March 31, 1998 concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table, by all directors and executive officers as a group, and by all other beneficial owners of more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 31, 1998 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table.


                                                                   NUMBER OF SHARES        PERCENT OF
                                                                  BENEFICIALLY OWNED    OUTSTANDING SHARES
                                                                  ------------------    ------------------
Donald A. Foss ................................................     24,037,100  (a)                52.1%
Richard E. Beckman ............................................        282,500  (b)                 *
Brett A. Roberts ..............................................        167,000  (c)                 *
Michael W. Knoblauch ..........................................         52,600  (d)                 *
Robert A. Derwa ...............................................         72,800  (e)                 *
Harry E. Craig ................................................         10,000                      *
Thomas A. FitzSimmons .........................................          2,650                      *
David T. Harrison .............................................          4,800                      *
Sam M. LaFata .................................................          9,000  (f)                 *
All Directors and Executive Officers as a Group (14 persons)...     24,730,075  (g)                53.6%
Thomas W. Smith ...............................................      4,387,800  (h)                 9.5%
Thomas N. Tryforos ............................................      4,051,448  (h)                 8.8%
The Capital Group Companies, Inc. .............................      2,955,500  (i)                 6.4%

----------------------
*  Less than 1%.

(a) Shares are held of record by the Donald A. Foss Revocable Living Trust dated January 26, 1984 as to which Mr. Foss is the trustee. Mr. Foss' business address is 25505 West Twelve Mile Road, Suite 3000, Southfield, Michigan 48034-8339.

(b) Includes 22,500 shares held by the Richard E. Beckman Revocable Living Trust as to which Mr. Beckman is the trustee and 260,000 shares which Mr. Beckman has the right to acquire upon exercise of employee stock options.

(c) Includes 154,000 shares which Mr. Roberts has the right to acquire upon exercise of employee stock options.

(d) Includes 50,000 shares which Mr. Knoblauch has the right to acquire upon exercise of employee stock options.

(e) Includes 56,000 shares which Mr. Derwa has the right to acquire upon exercise of employee stock options.

(f) Shares are held by the Sam M. LaFata Revocable Living Trust as to which Mr. LaFata is the trustee.

(g) Includes a total of 601,000 shares which such persons have the right to acquire upon exercise of employee stock options.

(h) The number of shares is based on information contained in a Schedule 13D filed with the Securities and Exchange Commission by Mr. Thomas W. Smith and Mr. Thomas N. Tryforos which reflects their beneficial ownership of shares of Common Stock as of February 2, 1998. Mr. Thomas W. Smith and Mr. Thomas N. Tryforos reported that they may be deemed to have shared voting and dispositive power over 4,025,800 shares. Mr. Smith and Mr. Tryforos each reported that they have sole voting and dispositive power over 362,000 and 25,648 shares, respectively. The business address of Mr. Smith and Mr. Tryforos is 323 Railroad Avenue, Greenwich, Connecticut 06830.

(i) The number of shares is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission by The Capital Group Companies, Inc. which reflects its beneficial ownership of shares of Common Stock as of February 10, 1998. The Capital Group reported that it may be deemed to have sole voting and dispositive power over the entire 2,955,500 shares. The Capital 'Group's business address is 333 South Hope Street, Los Angeles, California 90071.

                       MATTERS TO COME BEFORE THE MEETING

(1)  ELECTION OF DIRECTORS

     Five directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each director holds office until the next annual meeting of shareholders and until his successor has been elected and qualified. The nominees named below have been selected by the Board of Directors of the Company. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board of Directors may select. Each of the nominees is currently a director of the Company.

     The following sets forth information as to each nominee for election at the Annual Meeting, including his age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies, membership on committees of the Board of Directors and period of service as a director of the Company. The Board of Directors recommends a vote FOR each of the nominees for election. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY WILL VOTE FOR THE ELECTION OF THE NOMINEES
UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.   The election of
directors requires a plurality of the votes cast.

     DONALD A. FOSS; AGE 53; CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY

     Mr. Foss is the founder and principal shareholder of the Company, in addition to owning and controlling an affiliated company. He was formally named Chairman of the Board and Chief Executive Officer of the Company in March 1992 and became the President as of March 31, 1998.

     HARRY E. CRAIG, AGE 70; INDEPENDENT PERSONNEL CONSULTANT

     Mr. Craig has been a self-employed consultant providing management training services since 1986. From 1982 to 1986, Mr. Craig served as Director, Personnel and Organization Office of Ford Aerospace & Communications Corporation, previously a subsidiary of Ford Motor Company, and from 1956 to 1982 served in various managerial and other capacities with Ford Motor Company. Mr. Craig became a director of the Company in June 1992.

     THOMAS A. FITZSIMMONS; AGE 54; MANAGING DIRECTOR, CREDIT ACCEPTANCE CORPORATION UK, LIMITED

     Mr. FitzSimmons has been Managing Director of the Company's United Kingdom operations since joining the Company in October 1997. Before joining the Company, he had been a principal at William Blair & Company LLC, a full-service investment banking/brokerage firm headquartered in Chicago from 1983 until June 1997 and most recently served as manager of its Financial Institutions Group for more than five years. Mr. FitzSimmons became a director of the Company in February 1994.

     DAVID T. HARRISON; AGE 55; PRESIDENT OF PINNACLE APPRAISAL GROUP, INC. AND SUMMIT PROPERTIES & DEVELOPMENT COMPANY

     Mr. Harrison has been the President of Pinnacle Appraisal Group, Inc., a real estate appraisal firm, since founding that Company in July 1991 and has also been the President of Summit Properties & Development Company, a residential builder, since November 1993. Prior to that time, Mr. Harrison was President and Chief Executive Officer of First of America Bank-Southeast Michigan, N.A. (the successor bank of First of America-Oakland/Macomb, N.A.), a wholly-owned subsidiary of First of America Bank Corporation, for more than five years. Mr. Harrison has served as a director of the Company since June 1992.

     SAM M. LAFATA; AGE 64; GENERAL MANAGER OF MANHEIM METRO DETROIT AUTO
AUCTION

     Mr. LaFata has been General Manager of Manheim Metro Detroit Auto Auction since February 1991. From 1987 through 1990, Mr. LaFata served as an automotive consultant for General Electric Capital Corp., Mercedes-Benz of
North America, Inc. and Toyota Motor Corp. Prior to that time, Mr. LaFata served as President of an auto auction business he founded in 1969. Mr. LaFata sold this business in 1983 and continued as President through 1986. Mr. LaFata has served as a director of the Company since June 1992.

                            OTHER EXECUTIVE OFFICERS

     ALLAN V. APPLE; AGE 57; SECRETARY

     Mr. Apple, a certified public accountant, has been employed by the Company since January 1992. From 1987 to 1991, he served as Chief Financial Officer of the Company and was named to his present position in March 1992. He also served as Executive Vice President from March 1992 until August 1995.

     DOUGLAS W. BUSK; AGE 37; VICE PRESIDENT - FINANCE AND TREASURER

     Mr. Busk joined the Company in November 1996 and has been Vice President - Finance and Treasurer since January 1997. Previously, Mr. Busk was a Vice President and Loan Officer of Comerica Bank from 1990 to 1996.

     JOHN P. CAVANAUGH; AGE 32; CORPORATE CONTROLLER AND ASSISTANT SECRETARY

     Mr. Cavanaugh has been employed by the Company since October 1993. He was named to his present position in August 1995. Prior to joining the Company, Mr. Cavanaugh was employed at KPMG Peat Marwick LLP in the audit division for four years.

     ROBERT A. DERWA; AGE 61; VICE PRESIDENT - OPERATIONS

     Mr. Derwa has been Vice President - Operations since August 1995. He served as President of the Company from 1989 until August 1995, and has been employed by the Company since 1981 in various managerial capacities.

     MICHAEL W. KNOBLAUCH; AGE 34; VICE PRESIDENT - COLLECTIONS

     Mr. Knoblauch has been employed by the Company since 1992. He was named Vice President - Collections in August 1995 and served as the Company's collection manager from May 1994 to August 1995. Previously, he was the Company's controller in charge of an affiliated company. Before joining the Company, Mr. Knoblauch was on the financial staff of General Motors Corporation, Service Parts Division, from 1989 to 1992.

     CHARLES A. PEARCE; AGE 33; VICE PRESIDENT AND GENERAL COUNSEL

     Mr. Pearce has been the Company's general counsel since January 1996 and was named to his present position in January 1997. Mr. Pearce was associated with the law firm of Rhoades, McKee, Boer, Goodrich and Titta from May 1990 until joining the Company in January 1996.

     BRETT A. ROBERTS; AGE 31; EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

     Mr. Roberts, a certified public accountant, joined the Company in 1991 as Corporate Controller and was named Assistant Treasurer in March 1992 and Vice President - Finance in April 1993. He was named Chief Financial Officer and Treasurer in August 1995 and to his present position in January 1997. Before joining the Company, he was employed at Arthur Andersen LLP in the audit division for three years.

     DAVID S. SIMMET; AGE 33; VICE PRESIDENT - INFORMATION SYSTEMS

     Mr. Simmet has been employed by the Company since 1992. He was named Vice President - Information Systems in October 1997. He served as the Company's Director of Information Systems from April 1995 to October 1997 and as Manager of Information Systems from August 1992 to April 1995. Before joining the Company, Mr. Simmet was employed at Arthur Andersen LLP in the business systems consulting practice for four years.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held eleven meetings during 1997. Standing committees of the Board include the Audit Committee and the Executive Compensation Committee. The current members of the committees are Messrs. Craig, Harrison and LaFata. Mr. Fitzsimmons was also a member of these committees until he joined the Company in October 1997.

     The Audit Committee's principal responsibilities include: (a) recommending the selection of the Company's independent public accountants, (b) reviewing the scope of audits made by the independent public accountants, (c) reviewing the audit reports submitted by the independent public accountants, and (d) reviewing the Company's internal audit activities and matters concerning financial reporting, accounting and audit procedures. The Audit Committee held two meetings during 1997.

     The Executive Compensation Committee's principal responsibilities include:
(a) reviewing on an annual basis the compensation of all executive officers of the Company, (b) making recommendations to the Board regarding compensation of executive officers, (c) reviewing all employee benefit plans pursuant to which securities (including stock options) are granted to the Company's executive officers, and (d) administering the Company's 1992 Stock Option Plan (the "Option Plan"). The Executive Compensation Committee held two meetings during 1997.

     During a portion of 1997, the Board also had a standing Stock Option Committee comprised of Messrs. Craig, Harrison and LaFata, which was responsible for administering the Option Plan. The Stock Option Committee held two meetings in 1997.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY

     The following table sets forth certain summary information for the years indicated concerning the compensation awarded to, earned by, or paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Company (based on combined salary and bonus for 1997) (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE



                                                                                               LONG TERM
                                                                                              COMPENSATION
                                                        ANNUAL                                ------------
                                                      COMPENSATION                                AWARDS
                                   -------------------------------------------------------      SECURITIES
    NAME AND PRINCIPAL                                                    OTHER ANNUAL          UNDERLYING            ALL OTHER
        POSITION                   YEAR   SALARY($)    BONUS($)(a)      COMPENSATION($)(b)   OPTIONS/SARS(#)     COMPENSATION($)(c)
------------------------           ----   ---------    -----------      ------------------   ---------------     ------------------
Donald A. Foss ................    1997   $450,000      $      -             $16,076                  -               $  625
    Chairman of the                1996    400,000       150,000              10,000                  -                  625
    Board, President and Chief     1995    400,000             -               4,929                  -                  625
    Executive Officer

Richard E. Beckman (d) ........    1997   $300,000      $      -             $22,384            350,000  (e)          $1,495
    Former President,              1996    250,000       100,000              21,825            300,000                1,495
    Chief Operating Officer,       1995    250,000             -              24,004             50,000                1,495
    and Director

Brett A. Roberts ..........        1997   $225,000      $      -             $     -            350,000  (e)          $  895
    Executive Vice President       1996    150,000       135,000                   -                  -                  895
    and Chief Financial Officer    1995     96,250             -                   -            100,000                  865

Michael W. Knoblauch ......        1997   $170,000      $      -             $     -            300,000  (e)          $  895
    Vice President -               1996    120,000       125,000                   -                  -                  895
    Collections                    1995     69,056         1,228                   -            100,000                  895

Robert A. Derwa ...........        1997   $105,000      $      -             $ 1,177             50,000  (e)          $4,135
    Vice President -               1996    100,000        36,000               2,800                  -                2,875
    Operations                     1995    100,000         1,228               1,800             20,000                2,875


-----------------
(a) Annual bonus amounts are earned and accrued during the fiscal years indicated and paid in the following year. See "Compensation of Executive Officers - Report of the Executive Compensation Committee."

(b) The amounts disclosed in this column are comprised of tax "gross-ups" relating to automobile allowances and, in the case of Mr. Beckman, an interest reimbursement of $24,004, $21,825 and $22,384 in 1995, 1996 and 1997, respectively. See Note (d).

(c) The amounts disclosed in this column for 1997 are comprised of the Company's matching contribution for the 401(k) Profit Sharing Plan of $625 for each officer and of amounts paid for split beneficiary life insurance policies of $870, $270, $270 and $3,510 for Messrs. Beckman, Roberts, Knoblauch and Derwa, respectively.

(d) Mr. Beckman ceased to be an executive officer and director on March 31, 1998. A portion of the services for which Mr. Beckman was compensated by the Company were rendered on behalf of an affiliated company and the Company was reimbursed a pro rata portion of his salary. See "Certain Relationships and Transactions - Services". As an inducement to commence employment with the Company, the Company loaned Mr. Beckman $228,000, which is the highest amount outstanding during the term of such loan, with interest paid annually at the Internal Revenue Service allowed rate of interest (as in effect from time to time). The Company agreed to reimburse Mr. Beckman for such interest payments. The indebtedness became due and payable upon termination of Mr. Beckman's employment by Mr. Beckman for any reason or by the Company for cause. If the Company terminated Mr. Beckman's employment other than for cause, the indebtedness would be forgiven. The Company assigned the related promissory note to an affiliated company effective December 31, 1991. Upon Mr. Beckman's resignation, the loan and all accrued interest was forgiven.

(e) Amounts include new option grants, options granted in prior years and repriced, and options granted in the current year and repriced but does not deduct options granted previously and subsequently cancelled pursuant to a repricing. The following table summarizes option activity for the named executive officers (other than Mr. Foss) during 1997. See also "Compensation of Executive Officers - Options - Option/SAR Grants in Last Fiscal Year".


                                 Richard E. Beckman      Brett A. Roberts      Michael W. Knoblauch  Robert A. Derwa
                                 ------------------      ----------------      --------------------  ---------------
Beginning  of  year
options held................           650,000             254,000                  160,000             115,000
New option grants...........                 -             125,000                  100,000              15,000
Options cancelled...........          (350,000)           (225,000)                (200,000)            (35,000)
Options repriced............           350,000             225,000                  200,000              35,000
Options exercised...........           (40,000)                  -                  (10,000)            (39,000)
                                       -------             -------                 --------            --------
End of year options held....           610,000             379,000                  250,000              91,000
                                       =======             =======                 ========            ========

OPTIONS

     The following table provides information on option grants and repricings during 1997 to the Named Executive Officers. All such options were granted under the Company's Option Plan. Options granted prior to 1997 but repriced during 1997 are indicated with an asterisk.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                 INDIVIDUAL GRANTS
                       ------------------------------------------------------------------
                                                  PERCENT                                      POTENTIAL REALIZABLE VALUE
                                                 OF TOTAL                                        AT ASSUMED ANNUAL RATES
                       NUMBER OF SECURITIES     OPTIONS/SARS                                   OF STOCK PRICE APPRECIATION
                       UNDERLYING OPTIONS/   GRANTED TO EMPLOYEES  EXERCISE PRICE  EXPIRATION       FOR OPTION TERM (e)
       NAME              SARS GRANTED (#)      IN FISCAL YEAR       ($/SHARE)         DATE     ---------------------------
       ----            --------------------   -------------------  --------------  ----------       5% ($)        10% ($)
                                                                                                    ------        -------
Donald A. Foss.......             -                   -               $    -               -      $        -      $        -
Richard E. Beckman...       350,000  (a)*           11.59%              6.00        11/03/07       1,106,886       3,006,430
Brett A. Roberts.....       125,000  (b)             4.14%             22.00        01/06/07       1,818,540(b)    4,524,637(b)
                            100,000  (c)*            3.31%              6.00        11/03/07         316,222         858,894
                            125,000  (d)             4.14%              6.00        11/03/07         395,348       1,073,811
Michael W. Knoblauch.       100,000  (b)             3.31%             22.00        01/06/07       1,454,832(b)    3,619,710(b)
                            100,000  (c)*            3.31%              6.00        11/03/07         316,222         858,894
                            100,000  (d)             3.31%              6.00        11/03/07         316,222         858,894
Robert A. Derwa......        15,000  (b)             0.50%             22.00        01/06/07         218,225(b)      542,956(b)
                             20,000  (c)*            0.66%              6.00        11/03/07          63,248         171,787
                             15,000  (d)             0.50%              6.00        11/03/07          47,441         128,856

---------------
(a) These options, which were originally granted prior to 1997, were repriced on November 3, 1997 and were scheduled to become exercisable in three equal annual installments beginning one year after the repricing date, or immediately upon a change of control of the Company. Mr. Beckman ceased to be an executive officer of the Company on March 31, 1998 and the options terminated.

(b) These options were cancelled on November 3, 1997 and thus have no current value. See Note (d).

(c) These options, which were originally granted prior to 1997, were repriced on November 3, 1997 and become exercisable in three equal annual installments beginning one year after the repricing date, or immediately upon a change in control of the Company.

(d) These options were originally granted on January 6, 1997 and were originally scheduled to become exercisable in three equal annual installments beginning one year after the grant date, or immediately upon a change in control of the Company. See Note (b). The options were repriced on November 3, 1997. The repriced options become exercisable in three equal annual installments beginning one year after the repricing date, or immediately upon a change in control of the Company.

(e) Represents the value of such option at the end of its 10-year term (without discounting to present value), assuming the market price of the Common Stock appreciates from the exercise price beginning on the grant date at an annually compounded rate of 5% or 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on the future performance of the Common Stock. There can be no assurance that the price appreciation reflected in this table will be achieved.

     The following table provides information with respect to the options exercised during 1997 and the unexercised options held as of December 31, 1997 by the Named Executive Officers.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES


                                                                        NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                                          UNEXERCISED OPTIONS/SARS       IN-THE-MONEY OPTIONS/SARS
                                                                            AT FISCAL YEAR-END(#)        AT FISCAL YEAR-END($)(a)
                                      SHARES ACQUIRED                   ------------------------------  --------------------------
              NAME                    ON EXERCISE (#)  VALUE REALIZED($) EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
              ----                    ---------------  ----------------- -----------  -------------    -----------  -------------
         Donald A. Foss ..............          -       $       -                 -               -      $       -    $       -
         Richard E. Beckman...........     40,000         898,336           260,000         350,000        893,344       612,500
         Brett A. Roberts.............          -               -           154,000         225,000        301,504       393,750
         Michael W. Knoblauch.........     10,000         115,000            50,000         200,000              0       350,000
         Robert A. Derwa..............     39,000         832,003            56,000          35,000        284,753         1,250


(a) Values are based on the December 31, 1997 closing price of $7.75 per share on The Nasdaq Stock Market's National Market.

         The following table provides information concerning all repricing of options to purchase Common Stock held by any executive officer of the Company since June 5, 1992, the date of the Company's initial public offering.

                        TEN YEAR OPTION/SAR REPRICINGS




                                                                                                        LENGTH OF
                                                                                                         ORIGINAL
                                            NUMBER OF      MARKET PRICE     EXERCISE                   OPTION TERM
                                            SECURITIES     OF STOCK AT      PRICE AT                   REMAINING AT
                                            UNDERLYING       TIME OF         TIME OF                     DATE OF
                                           OPTIONS/SARS    REPRICING OR   REPRICING OR      NEW        REPRICING OR
                                           REPRICED OR      AMENDMENT       AMENDMENT     EXERCISE      AMENDMENT
            NAME                 DATE      AMENDED (#)         ($)             ($)         PRICE ($)    (# OF MONTHS)
            ----                 ----      ------------     -----------     -----------   ----------    -------------
Richard E. Beckman.......
Former President and Chief     11/03/97        50,000          $5.63           $19.31        $6.00             97
Operating Officer, Director    11/03/97       300,000           5.63            18.75         6.00            105

Brett A. Roberts.........
Executive Vice President       11/03/97       100,000          $5.63           $19.31        $6.00             97
and Chief Financial Officer    11/03/97       125,000           5.63            22.00         6.00            110

Michael W. Knoblauch.....      11/03/97       100,000          $5.63           $19.31        $6.00             97
Vice President - Collections   11/03/97       100,000           5.63            22.00         6.00            110

Robert A. Derwa..........      11/03/97        20,000          $5.63           $19.31        $6.00             97
Vice President - Operations    11/03/97        15,000           5.63            22.00         6.00            110

Douglas W. Busk..........
Vice President - Finance and   11/03/97       100,000          $5.63           $26.63        $6.00            108
Treasurer                      11/03/97         5,000           5.63            22.00         6.00            110

John P. Cavanaugh........
Corporate Controller and       11/03/97        30,000          $5.63           $19.31        $6.00             97
Assistant Secretary            11/03/97        25,000           5.63            22.00         6.00            110

Charles A. Pearce........
Vice President and             11/03/97         5,000          $5.63           $19.31        $6.00             97
General Counsel                11/03/97        15,000           5.63            22.00         6.00            110

David S. Simmet..........
Vice President - Information   11/03/97        50,000          $5.63           $19.31        $6.00             97
Systems                        11/03/97        50,000           5.63            22.00         6.00            110

EXECUTIVE COMPENSATION COMMITTEE REPORT ON STOCK OPTION REPRICINGS

     During the fourth quarter of 1997, the Executive Compensation Committee observed that stock options held by the Company's executive officers were exercisable at prices significantly in excess of then-current trading prices for the Common Stock. These options no longer served the purpose for which they were intended and provided no real long-term incentive to these executive officers. As a result, the Committee determined it appropriate to reprice all of the options granted to the executive officers in 1995 and 1996, so that these options would once again provide realistic incentive to the Company's executive officers. In addition, by repricing options, the Company provided the executive officers with an opportunity to increase their stock holdings in order to further align their interest with those of the Company shareholders.


     Accordingly, in November 1997, the Company offered to amend existing options to purchase an aggregate of 1,090,000 shares of Common Stock under the Option Plan held by the executive officers by reducing the exercise price of such options to $6.00 per share, which exceeded the then current fair market value of the Common Stock, as defined in the Option Plan. Previously, such repriced options had exercise prices ranging from $18.75 to $26.63. In exchange for the repricing of existing stock options, the executive officers agreed that the repriced options would become unexercisable and would vest in three equal annual installments beginning one year after the repricing date.

EXECUTIVE COMPENSATION COMMITTEE:

HARRY E. CRAIG               DAVID T. HARRISON                  SAM M. LAFATA


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Harry E. Craig, Thomas A. FitzSimmons, David T. Harrison and Sam M. LaFata served on the Executive Compensation Committee of the Board of Directors during 1997. Mr. FitzSimmons was also a Partner of William Blair & Company LLC, an investment banking/brokerage firm. William Blair & Company LLC is a principal market maker for the Common Stock and served as placement agent for the sale of the Company's $71,750,000 7.77% Senior Note due October 1, 2001. Upon joining the Company in October 1997 as Managing Director of the Company's subsidiary which operates in the United Kingdom, Mr. FitzSimmons ceased to serve on the Executive Compensation Committee.


REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee, comprised of directors who are not employees of the Company, annually reviews and makes recommendations to the Board of Directors regarding executive compensation. It is the philosophy of the Committee that the executive compensation program should align the financial interests of the Company's executives with the long term interests of the Company and its shareholders and should attract and retain qualified executives to lead the Company toward its goals. The key elements of the Company's current program include a base salary, a bonus plan linked to the Company's financial performance and equity participation through stock options.

     BASE SALARY.

     The Executive Compensation Committee's policy with respect to salaries is to establish base compensation levels for executives which are competitive in relation to other companies of similar size within the Company's industry. The Executive Compensation Committee will also take into consideration the executive's responsibilities, experience level, and individual performance. Salaries are reviewed annually and are adjusted based on the recommendation of management.

     BONUS PLAN.

     The Company's executive officers and certain other key employees participate in a bonus program which is intended to provide a direct link between executive compensation and the performance of both the individual and the Company. The bonus program has been designed so that the size of the annual bonus pool is equal to a specified portion of the Company's net income in excess of the earnings goal established under the plan and reviewed and approved by the Executive Compensation Committee. An executive's share of this pool will be based in part on that executive's overall performance grade and salary level and in part on that executive's performance measured through achievement of specific objectives. Each executive's performance is evaluated by the Executive Compensation Committee based upon the report and recommendation of management. The Executive Compensation Committee reserves the right to award only a portion of the total bonus pool should individual objectives not be met.

     STOCK OPTIONS.

     Under the Option Plan, the Executive Compensation Committee may grant options to purchase Common Stock to employees of the Company, including executive officers. Option grants become exercisable over a period of time and generally have an exercise price equal to the fair market value of the Common Stock on the grant date, creating long term incentives to enhance the value of the Company's Common Stock. Generally, the Executive Compensation Committee considers the grant of options to executive officers and key managers on an annual basis. The number of options awarded and the related vesting period are determined based upon management's recommendation and are generally a function of the position held by an executive and his expected contribution to the Company's future growth and profitability.

     THE CHIEF EXECUTIVE OFFICER'S 1997 COMPENSATION.

     The Executive Compensation Committee's approach to Mr. Foss' compensation is consistent with the Executive Compensation Committee's approach to all other executive officers. Mr. Foss receives a base salary based upon his responsibilities and experience and which the Executive Compensation Committee believes is comparable to the salaries of other chief executive officers at similar companies. In determining Mr. Foss' compensation, the Executive Compensation Committee considered the Company's financial performance for the prior year and Mr. Foss' contribution to the short- and long-term objectives of the Company. The Executive Compensation Committee considered the Company's financial performance in 1996 to be strong, with net income increasing 40.4% over 1995 and earnings per share increasing 30.1% over 1995. As a result of the Executive Compensation Committee's review of Mr. Foss' 1996 performance, his 1997 base salary was established at $450,000, representing a 12.5% increase over the previous year's base salary of $400,000. Mr. Foss is eligible for the Company's bonus and stock option programs. Mr. Foss did not receive a bonus for 1997 as the Company did not meet the specific earnings per share targets established under the bonus plan. Due to Mr. Foss' substantial equity position, he did not accept any stock options during 1997.

     The Executive Compensation Committee believes that the above elements assist the Company in meeting its short-term and long-term business objectives and appropriately relate executive compensation to the Company's performance.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Company's Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). The Option Plan contains a restriction on the number of options that may be granted which is intended to cause compensation realized in connection with the exercise of options granted under the Option Plan to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility.

     The Executive Compensation Committee does not believe that other components of the Company's compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility and has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Executive Compensation Committee intends to continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.


EXECUTIVE COMPENSATION COMMITTEE:

HARRY E. CRAIG        DAVID T. HARRISON    SAM M. LaFATA  THOMAS A FITZSIMMONS

DIRECTOR COMPENSATION

     For 1997, all outside Board members received $1,500 for each Board meeting attended plus $500 for each Committee meeting attended and were reimbursed for travel related expenses.

STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock during the period beginning on January 1, 1993 and ending on December 31, 1997 with the cumulative total return on the Nasdaq Market index and a peer group index based upon the approximately 150 companies included in the Dow Jones - Diversified Financial Services Industry Group. The comparison assumes that $100 was invested on December 31, 1992 in the Company's Common Stock and in the foregoing indices and assumes the reinvestment of dividends.



                                   12/31/92     12/31/93     12/31/94     12/31/95    12/31/96      12/31/97
                                   --------     --------     --------     --------    --------      --------
Credit Acceptance Corporation       $100.00      $217.67      $315.40      $368.71     $417.57       $137.71
Nasdaq Market Index                 $100.00      $119.95      $125.94      $163.35     $202.99       $248.30
Peer Group                          $100.00      $118.63      $113.08      $173.14     $231.10       $341.86

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In the normal course of business, the Company has maintained business relationships and engaged in certain transactions with an investment banking firm with which one director was previously affiliated (see "Compensation of Executive Officers - Compensation Committee Interlocks and Insider Participation") and with an affiliated company owned by the Company's Chairman (the "affiliated company") which operates certain affiliated dealers.

CONTRACT ASSIGNMENTS

     As part of its business, the Company regularly accepts installment contracts originated by the affiliated company, which aggregated approximately $13.4 million in 1997, and represented approximately 4% of gross installment contracts receivable as of December 31, 1997. The Company accepted contracts from the affiliated company on the same terms as those accepted from unaffiliated dealers.

INDEBTEDNESS

     As of December 31, 1997, the affiliated company was indebted to the Company in the amount of $531,000 for borrowings used for working capital purposes. The largest amount of such indebtedness outstanding during 1997 was $1,219,234. Such indebtedness is due on demand and is secured by cash collections on contracts accepted from the affiliated company.

     Pursuant to floor plan arrangements, as of December 31, 1997, the affiliated company was indebted to the Company for $11.7 million. The largest amount of such indebtedness outstanding during 1997, including accrued interest, was $12.4 million. Such indebtedness is due as the vehicles securing such indebtedness are sold, and bears interest at 4% above the prime rate, with a minimum of 12%. These arrangements are secured by the related inventory and future cash collections on installment contracts accepted from the affiliated company.

     These loans are made on the same terms and conditions as loans made to unaffiliated dealers.

SERVICES

     The Company and the affiliated company have entered into a Services Agreement (the "Services Agreement") which provides that the Company will render specified services to the affiliated company, including services relating to insurance management, payroll, tax return preparation and retaining professionals. The affiliated company pays a monthly fee to the Company for such services which is approximately equivalent to the Company's cost of rendering such services and is calculated based on: (i) a percentage of the monthly salary of certain Company employees; (ii) a fee for any tax return prepared and filed by the Company on behalf of the affiliated company (ranging from $300 to $3,000 depending on the type of return); and (iii) an additional amount equal to the allocable share of fees for professional services and insurance premiums and deductibles paid by the Company during the preceding month, less the Company?s share of any such fees paid by the affiliated company during the preceding month. The monthly fee includes a fee for the cost of office space owned by the Company and used by the affiliated company. The Services Agreement continues until terminated by the Company or the affiliated company upon 30 days prior written notice. During 1997, the Company charged the affiliated company approximately $247,000 and was charged approximately $45,000 under the Services Agreement.

                             INDEPENDENT ACCOUNTANTS

     The accounting firm of Arthur Andersen LLP acted as independent accountants to audit the financial statements of the Company and its consolidated subsidiaries for 1997 and has conducted the audits for the Company since 1986. The Audit Committee has not yet completed its evaluation of the 1997 audit process. As a result, the selection of the independent accountants to audit the financial statements of the Company for the fiscal year ended December 31, 1998 will be made by the Board of Directors at a later date. Representatives of Arthur Andersen LLP are expected to be at the annual meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

                             OTHER BUSINESS MATTERS

     The only matters which management intends to present to the meeting are set forth in the Notice of Annual Meeting. Management knows of no other matters which will be brought before the meeting by any other person. However, if any other matters are properly brought before the meeting, the persons named on the enclosed form of proxy intend to vote on such matters in accordance with their best judgment on such matters.

     Enclosed with this Notice of Annual Meeting and Proxy Statement is a copy of the Company's 1997 Annual Report on Form 10-K. The Company has also published a formal annual report which is available without charge to shareholders upon request. Address all requests, in writing, to the Investor Relations Department, Credit Acceptance Corporation, P.O. Box 513, Southfield, Michigan 48037.

                  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals by shareholders which are intended to be presented at the 1999 Annual Meeting of Shareholders must be submitted to the Secretary of the Company no later than December 16, 1998 in order to be considered for inclusion in the Company's 1999 proxy materials.

                                By Order of the Board of Directors,

                                Donald A. Foss
                                Chairman, President and Chief Executive Officer

April 15, 1998

             [     ]

1. Election of Directors     FOR all nominees          WITHHOLD AUTHORITY to vote              *EXCEPTIONS
                             listed below       [X]    for all nominees listed below   [X]                   [X]

Nominees:  Donald A. Foss, Harry E. Craig, Thomas A. FitzSimmons, David T. Harrison and Sam M. LaFata.
(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN
THE SPACE PROVIDED BELOW.)
*Exceptions
           ------------------------------------------------------------------------------------------------------------------------




                                                                Change of Address and
                                                                or Comments Mark Here   [X]

                                                        NOTE:  Please sign exactly as name(s) appear(s) on stock records.  When signing as attorney, administrator, trustee, guardian or corporate officer, please so indicate

                                                        Signature
                                                                 ------------------------------------------------------------------

                                                        Date
                                                            -----------------------------------------------------------------------

                                                        Signature
                                                                 ------------------------------------------------------------------

                                                        Date
                                                            -----------------------------------------------------------------------

                                                        VOTES MUST BE INDICATED
(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE         (X) IN BLACK OR BLUE INK.    [ ]
ENCLOSED POSTAGE PREPAID ENVELOPE.)

-------------------------------------------------------------------------------

                         CREDIT ACCEPTANCE CORPORATION

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       OF CREDIT ACCEPTANCE CORPORATION

     The undersigned hereby constitutes and appoints Donald A. Foss and Thomas A. FitzSimmons, and each of them, attorneys, agents and proxies with power of substitution to vote all of the shares of Common Stock of Credit Acceptance Corporation (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at 400 Renaissance Center, 23rd Floor, Detroit, Michigan on May 18, 1998 at 9:00 a.m., local time, and at any adjournments thereof, upon the following matter proposed by the Company.

     This Proxy when properly executed will be voted in the manner directed. In their discretion the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 15, 1998 is unable to serve or, for good cause, will not serve.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 15, 1998 and ratifies all that the proxies or either of them on their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

(Continued and to be Signed on Other Side.)       CREDIT ACCEPTANCE CORPORATION
                                                  P.O. BOX 11382
                                                  NEW YORK, N.Y.  10203-0382



-------------------------------------------------------------------------------